EXHIBIT 10

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                           CURTISS-WRIGHT CORPORATION
                               RETIREMENT BENEFITS
                                RESTORATION PLAN
                           (as amended April 15, 1997)
I.       Purpose of Plan

         The purpose of this Plan is solely to provide a means of paying those benefits that would be payable under the Curtiss-Wright Corporation Retirement Plan (the "Retirement Plan") were it not for the limitations now or hereafter imposed by any provision of the Internal Revenue Code (the "Code") or the Employee Retirement Income Security Act of 1974 ("ERISA").

II.      Administration of the Plan

         This Plan shall be administered by the Executive Compensation Committee (the "Committee") of the Board of Directors of Curtiss Wright Corporation (the "Corporation"). All questions arising in connection with the interpretation and application of this Plan shall be determined by the Committee and such determinations of the Committee shall be final, conclusive and binding upon all persons.

III.     Participation in the Plan

         Except to the extent provided in Article IV, hereof, all participants in the Retirement Plan shall be eligible to participate in this Plan whenever their benefits under the Retirement Plan as from time to time in effect would be limited as a result of any provision of the Code (including, but not limited to, Sections 401(a)(17) and 415 thereof) or ERISA.

IV.      Restored Benefits

         Each eligible participant in the Retirement Plan (and/or, to the extent consistent with this Plan and elections made hereunder, his spouse or other beneficiary under the Retirement Plan) shall receive a supplemental retirement benefit under this Plan equal to the excess, if any, of

         (a) the benefit that would have been payable to him, her or them under the Retirement Plan, computed on the basis of the participant's:

             (1) pre-September 1, 1994 basic salary and cash payments to the participant under the Corporation's Modified Incentive Compensation Plan (the "IC Plan"); plus

             (2) his or her "compensation," as defined in the Retirement Plan, from and after September 1, 1994;

in either event calculated without regard to any Retirement Plan provision incorporating or reflecting (i) limitations imposed by Section 401 (a) (17) of the Code on the amount of compensation that may

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be taken into account under the Retirement Plan or (ii)  limitations  imposed by
Section 415 of the Code or ERISA on the maximum amount of benefits payable under the Retirement Plan, over

         (b) the benefit payable under the Retirement Plan, computed otherwise as above but limited by any provision incorporating or reflecting such Code or ERISA limitations.

         The supplemental retirement benefit otherwise payable hereunder as related to periods of employment prior to September 1, 1994 shall be payable to or in respect of a participant only if, or to the extent that, participant during such period or periods made the contributions under this Plan required by
Article V hereof.

         The supplemental retirement benefit shall be payable at the same time and otherwise in accordance with all the terms and conditions applicable to the participant's benefit under the Retirement Plan except that the participant may make different elections under this Plan with respect to the forms in which payment is to be received than he or she makes under the Retirement Plan. The right of the participant to make different elections under this Plan than under the Retirement Plan is subject to the qualification that no election to take a single or partial lump sum under this plan shall be effective until sixty days after the election is made. Any actuarial or other adjustments of the amounts payable to an individual under this Plan shall be made on the same basis as such adjustments are or would have been made on the corresponding benefit under the Retirement Plan.

V.       Contributions

         For any period of employment prior to September 1, 1994 to be counted with respect to a participant's entitlement under this Plan the participant must have made contributions to the Corporation with respect to such period equal to 3% of that portion, if any, of his or her basic salary and cash payments to him or her under the IC Plan that, under Section 401(a) (17) of the Code, were not, or would not have been, permitted to be taken into account under the Curtiss-Wright Corporation Contributory Retirement Plan. For purposes of the preceding sentence the term "basic salary" shall have the meaning set forth in subparagraph 4(e) and the last unnumbered subparagraph of paragraph 4 of Article VIII of the Curtiss-Wright Corporation Contributory Retirement Plan as in effect on December 31, 1988. Amounts equivalent to interest shall accrue on a participant's contributions under this Plan at the same rate, to the same extent and under the same circumstances (except as provided in paragraph B of Article VI of this Plan) as shall apply to interest on the participant's contributions under the Curtiss-Wright Corporation Contributory Retirement Plan.

VI.      Miscellaneous

         A. This Plan may be amended at any time from time to time or terminated at any time by the Board of Directors of the Corporation, provided however, that no amendment or termination shall reduce or eliminate any benefit to the extent that the right thereto shall have accrued prior to such amendment or termination. In the event of a termination or an amendment that would reduce or eliminate any such accrued benefit then or thereafter payable pursuant to this Plan the Corporation shall remain liable for the payment of the accrued benefits at substantially the same time and under substantially the same conditions as, the accrued benefits that would have been payable under this Plan.


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         B. All  benefits  provided  for in this Plan shall be paid in cash from the general funds of the Corporation, without interest (except as provided in the last sentence of Article V of this Plan). No special or separate fund shall be established and no segregation of assets shall be made in connection with such benefits, the contributions by participants under the Curtiss-Wright Corporation Contributory Retirement Plan or amounts equivalent to interest. However, the Corporation may at its election establish a bookkeeping reserve in respect of its obligations hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and any participant in this Plan or any other person. The rights that any participant in this Plan or any other person shall have to receive benefits hereunder shall be limited to the rights of an unsecured general creditor of the Corporation.

         C. The benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be null and void and without effect.

         D. Any reference in this Plan to Sections 401(a) (17) or 415 of the Code or to ERISA shall be deemed to apply to the same as they may from time to time be amended or supplemented.

          E. Nothing in this Plan shall be construed as conferring upon any person any right to be continued as an employee or as affecting the right to discharge an employee.

          F. This Plan shall be construed, administered and enforced according to the laws of the State of New Jersey.

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